Exhibit 10.1

Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd.

Capital Increase Agreement

July 27, 2021

Capital Increase Agreement

The Capital Increase Agreement (hereinafter referred to as “the Agreement”) is signed by the following parties in Changshu City, Jiangsu Province on July 27, 2021:

1. Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd. is a joint stock company incorporated and legally existing under the laws of the People’s Republic of China, with its registered address at Unit 847, Room 802, Building 24, Times Square, Suzhou Area, China (Jiangsu) Pilot Free Trade Zone (the “Company”);

2. Jiangsu Longrich Group Co., Ltd. is a limited liability company duly incorporated and existing under the laws of the People’s Republic of China, with its registered address at Longrich Biological Industrial Park, Changshu City, Jiangsu Province (“Longrich Group”);

3. Jiangsu Zhongding Real Estate Development Co., Ltd. is a limited liability company duly incorporated and existing under the laws of the People’s Republic of China, with its registered address at No.8 Changkun Road, Changkun Industrial Park, Shajiabang Town, Changshu City (“Jiangsu Zhongding”);

4. Suzhou Fangce Information Consulting Service Co., Ltd. is a limited liability company duly incorporated and existing under the laws of the People’s Republic of China, with its registered address at Room 1417, Building 1, Lvjing Business Plaza, Yuexi Street, Wuzhong Economic and Technological Development Zone, Suzhou (“Suzhou Fangce”);

5. Jiangsu Lingfeng Textile Group Co., Ltd. is a limited liability company duly incorporated and existing under the laws of the People’s Republic of China, with its registered address at Yuenan Road, Heshi, Zhitang Town, Changshu City (“Jiangsu Lingfeng”);

6. Jiangsu Changshu Huantong Industrial Co., Ltd. is a limited liability company duly incorporated and existing under the laws of the People’s Republic of China, with its registered address at Xinzhuang Town, Changshu City (“Huantong Industrial”);

7. Zhao Jianhua, citizen of the People’s Republic of China, ID Card No. 320xxxxxxx;

8. Huang Tiancheng, citizen of the People’s Republic of China, ID Card No. 320xxxxxxx;

9. Lin Fenfang, citizen of the People’s Republic of China, ID Card No. 332xxxxxxxx;

10. Shanghai Juhao Information Technology Co., Ltd. is a limited liability company duly incorporated and existing under the laws of the People’s Republic of China, with its registered address at F2, No.285 Jiangpu Road, Yangpu District, Shanghai (“Shanghai Juhao”)

The Company, Longliqi Group, Jiangsu Zhongding, Suzhou Fangce, Jiangsu Lingfeng, Huantong Industrial, Zhao Jianhua, Huang Tiancheng, Lin Fenfang and Shanghai Juhao, are individually referred to as “a party” and collectively as “the parties”.

Whereas:

1. The Company is currently a joint stock limited company established in accordance with the laws of the People’s Republic of China. Its business scope is: issuing loans to “agriculture, rural areas and farmers”, providing financing guarantee, conducting business agency for financial institutions and other business approved by the regulatory authorities. (Business that shall be approved according to law can be operated only after being approved by relevant departments); as of the Date of Signing (as defined below), the basic information of the industrial and commercial registration of the Company is shown in the Appendix.

2. The parties agree Shanghai Juhao to contribute the increase of capital to the Company according to the terms and conditions set forth herein;

Therefore, in accordance with the laws of the People’s Republic of China, the parties, through friendly negotiation, enter into the Agreement as follows for mutual compliance.

Article 1 Definition and Interpretation

1.1 Definition

Unless the context of the Agreement otherwise requires, the following terms shall have the following meanings:

“Company”	refer to	Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd.
“Original Shareholders”	refer to	Longrich Group, Jiangsu Zhongding, Suzhou Fangce, Jiangsu Lingfeng, Huantong Industrial, Zhao Jianhua, Huang Tiancheng, Lin Fenfang.
“Promisor”	refer to	The Company and Longrich Group.
“Investor of Current Round”	refer to	Shanghai Juhao.
“Capital Increase”	refer to	The Company increases the registered capital from RMB 300,000,000 to RMB 370,187,600, and such increased registered capital is subscribed by the Investor of Current Round.
“Capital Increase Price”	refer to	All prices for the Capital Increase of RMB 30,000,000 paid for the increased registered capital of RMB 70,187,600 subscribed by the Investor of Current Round.

“Prerequisites”	refer to	The Prerequisites for the Investor of Current Round to pay the Capital Increase Price, as set forth in Article 3 hereof.
“Date of Signing”	refer to	The date when the parties formally sign the Agreement.

“Date of Delivery”	refer to	The date when the Investor of Current Round pays the Capital Increase Price of the first installment in full amount to the account designated by the Company according to the Agreement.
“Date of Registration”	refer to	The date when the Company completes the industrial and commercial change registration/filing for the Capital Increase and obtains a new business license.
“Main Business”	refer to	The Main Business activities of the Company include [loans for agriculture, rural areas and farmers].
“Listing”	refer to

Subject to the approval of the highest authority of the Company at the time, the Company may issue shares and trade on the stock exchange in accordance with the laws and regulations of the place of listing and the listing rules of the stock exchange either within or outside the People’s Republic of China for initial public offering or through merger and acquisition, reorganization, asset replacement, etc. The Listing under the Agreement shall not include the listing of the Company in the National Equities Exchange and Quotations (i.e. “NEEQ”) and the public offering of the company shares.

“Related Party”	refer to

Natural person, enterprise or institution of other type with which a party is associated. The criteria for such “relationship” shall include all the definitions of “relationship”, “Related Party” and “related person” in the Company Law, the Accounting Standards for Chinese Enterprises, and the stock listing rules of Shanghai Stock Exchange and Shenzhen Stock Exchange.

“China”	refer to	The People’s Republic of China, for the purpose of Transaction Documents, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region.

“Chinese Laws”	refer to

In relation to any person, any law, regulation, administrative or departmental rule, directive, notice, treaty, judgment, ruling, order or interpretation of Chinese Government, regulatory authority, court or stock exchange applicable to such person. In relation to Transaction Documents, laws, regulations and precedents of Hong Kong Special Administrative Region, Macao Special Administrative Region and the Taiwan Region are excluded.

“Transaction Documents”	refer to

All agreements, resolutions and other documents negotiated, finalized and performed by the parties for the Capital Increase, including but not limited to the Agreement, the Supplementary Agreement, the new articles of association of the Company and various resolutions.

“CSRC”	refer to	China Securities Regulatory Commission.
“SAMR”	refer to	State Administration for Market Regulation, or its authorized agency or successor agency.

“Intellectual Property Right”	refer to

All Intellectual Property Rights in any form and the carriers of such Intellectual Property Rights recognized by applicable law, including but not limited to industrial property rights, copyrights, trademarks, patents (including inventions, utility models, appearance designs), non-patented technology, software copyright, service marks, domain name, trade name, style, concept, name, technical information, sketches, report, operation and test procedure, practice, know-how, instruction manual, operating conditions chart, data, formulas, specifications, etc., whether registered, in registration or not.

“RMB” “RMB”	refer to	Chinese legal currency RMB yuan. Unless otherwise indicated, the amount referred to herein shall be in RMB.
“Working Day”	refer to	Any date other than Saturday, Sunday and other statutory holidays in China.
“Key Personnel”	refer to	Personnel listed in Appendix II, the Original Shareholders and the Investor of Current Round jointly confirm that the Company can update the list.

“Senior Management Personnel”	refer to	General Manager, Deputy General Manager and financial officer of the Company

“Material” or “major”	refer to

Except as otherwise specifically provided herein, whenever the word "material" or "major" is used in connection with any event, consequence, right, obligation, breach of contract or failure in performance (including but not limited to "major aspect", "major adverse change" or "major adverse effect"), for the parties involved, it shall mean that (i) it may cause monetary or non-monetary loss of more than RMB 1,000,000 to this part; (ii) events or circumstances which may affect the proper existence or lawful operation of such party, only to the Company, it may affect the listing of the Company; (iii) it may affect this party from conducting its Main Business or from launching, producing and selling its main products; (iv) events or circumstances which may result in administrative or criminal penalties being imposed on the parties involved; or (v) events or circumstances which may affect the legality, validity, binding force or enforceable validity of the Transaction Documents.

1.2 Interpretation

Except as otherwise provided in the context of the Agreement, the Agreement shall be interpreted as follows:

(1) Laws, regulations mentioned herein refer to all laws, regulations that have been promulgated and publicly available, applicable to the Agreement in China, and (before or after the signing of the Agreement) any amendment to such laws, regulations or revised version or any change to such laws, regulations made by other laws, regulations in China;

(2) Persons mentioned herein include natural persons, legal persons, enterprises (including partnerships), etc.;

(3) Terms, articles, items or appendix mentioned herein refer to corresponding terms, articles, items or appendix in the Agreement;

(4) Titles are inserted for convenience only and shall not affect the interpretation of the Agreement;

(5) All appendix mentioned herein and attached to the Agreement shall form an integral part of the Agreement and shall have the same legal effect as the Agreement.

Article 2 Capital Increase

2.1 The parties agree that, according to the terms and conditions set forth herein, the pricing is based upon the evaluation and confirmation of net asset at RMB 128,204,500 of the Company in All Shareholder’s Equities Asset Appraisal Report Regarding the Proposed Capital Increase of Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd. (SDHPB Zi [2021] No.195) issued by Jiangsu Zhonghe Donghua Land and Real Estate Asset Appraisal Co., Ltd. on June 25, 2021, the Investor of Current Round will obtain 18.96% of the shares of the Company after the Capital Increase of RMB 30,000,000.

2.2 All the Original Shareholders and related parties agree to waive their rights to the Capital Increase including but not limited to the pre-emption right and agree to vote in favor of the Capital Increase at relevant general meeting of shareholders. Meanwhile, the Company and the Original Shareholders confirm and promise that, the registered Capital Increase and corresponding shares of the Company have no pledge, mortgage and right restriction of any other form and have complete shareholder’s rights and interests (including but not limited to the bonus and dividends, the public accumulation fund and other funds that the Company has drawn according to law that the Company has not announced to distribute and that have been announced but have not actually distributed).

2.3  After the completion of the Capital Increase, the registered capital of the Company increases from RMB 300,000,000 to RMB 370,187,600 (the Investor of Current Round subscribes the increased registered capital of RMB 70,187,600, of which RMB 30,000,000 is actually paid by the Investor of Current Round, and the rest RMB 40,187,600 is from the capital reserve of the Company as the contribution by the Investor of Current Round), and the Investor of Current Round obtains 18.96% of the shares of the Company. After the completion of the Capital Increase, the registered capital held by the respective shareholders and the corresponding shareholding ratio are shown in the table below:

No.	Shareholder Name	Subscribed Contribution Amount (RMB/ten thousand)	Shareholding Ratio
1	Jiangsu Longrich Group Co., Ltd.	10,800	29.17%
2	Jiangsu Zhongding Real Estate Development Co., Ltd.	4,950	13.37%
3	Shanghai Juhao Information Technology Co., Ltd.	7,018.76	18.96%
4	Suzhou Fangce Information Consulting Service Co., Ltd.	4,800	12.97%
5	Zhao Jianhua	2,367	6.39%
6	Huang Tiancheng	2,133	5.76%
7	Jiangsu Lingfeng Textile Group Co., Ltd.	1,800	4.86%
8	Lin Fenfang	1,800	4.86%
9	Jiangsu Changshu Huantong Industrial Co., Ltd.	1,350	3.65%
	Total	37,018.76	100%

2.4 On the premise of being allowed by Chinese laws and regulations, within the business scope of the Company, the capital increase price shall only be used for [supporting Juhao Best Choice Store owners for businessdevelopment and expansion] and other purposes agreed in writing by the investor of current round. In addition, the Company agrees to appoint a person assigned by the investor of current round as the deputy general manager of the Company and grant him/her the authority to inspect and supervise the use of increased capital and internal control and governance of the Company and propose opinions and suggestions, or employ designated CPAs for audit according to the requirements of the investor of current round.

2.5 The Company and the Original Shareholders of the Company agree that the Investor of Current Round needs not bear any liability for the debts of the Company before the Date of Delivery, but shall enjoy corresponding rights and interests for the creditor’s rights generated before the Date of Delivery according to the shareholding ratio.

Article 3 Delivery Prerequisites

3.1 The Investor of Current Round shall be obliged to pay the Capital Increase Price to the Company according to Article 4.1 hereof if and only if each of the following conditions is satisfied (or exempted in writing with the consent of the Investor of Current Round) within one month from the Date of Signing hereof:

(1) Each party has obtained all internal or third party permissions, approvals or consents with respect to the transaction proposed in the Transaction Documents that shall be obtained by such party or has notified relevant third parties (if applicable);

(2) Relevant Transaction Documents of the Capital Increase (including but not limited to the supplementary agreement, articles of association and resolutions) have been fully negotiated and approved by all relevant parties and have been legally signed, and shall be consistent with the provisions hereof in form and content;

(3) There are no judgments, awards, rulings or injunctions of Chinese Laws, courts, arbitration agencies or relevant government departments that restrict, prohibit or cancel the Capital Increase;

(4) The Company has submitted the capital use plan for the Capital Increase Price to the Investor of Current Round;

(5) The Company has submitted the business development plan and budget plan for 12 months after the signing of the Agreement to the Investor of Current Round;

(6) All statements and guarantees made by the Promisor in the Agreement shall be true, accurate and complete in the major respect and free from falsehoods, major omissions and misleading;

(7) The parties to the Agreement except the Investor of Current Round have fully and timely performed their obligations under the Transaction Documents and there is no failure to perform the foregoing obligations;

(8) The Company does not have any change that has a major adverse effect or any event that will cause a major adverse change;

(9) The Key Personnel of the Company have joined the Company for full-time job. Every Key Personnel has no case of resignation or termination of service, and has signed with the Company and provided the labor contract and confidentiality, non-competition and intellectual property protection agreement to the Investor of Current Round according to law;

(10) The Company has notified the information of bank account for payment to the Investor of Current Round in writing, and affixed the official seal of the Company on such written notice respectively according to the circumstance.

3.2 The parties agree that if the above Prerequisites are not satisfied within the period set forth in Article 3.1 hereof, the Investor of Current Round shall have the right to choose:

(1) To waive such unmet Prerequisites provided that, if requested by the Investor of Current Round, the Promisor shall fulfill such Prerequisites or other supplementary conditions as required by the Investor of Current Round within the time limit re-stipulated by the Investor of Current Round;

(2) To extend the completion time of such unmet Prerequisites and delay corresponding Date of Delivery accordingly;

(3) To notify the Company in writing to terminate the Agreement and no longer to conduct the corresponding delivery of relevant Capital Increase.

Article 4 Delivery and Industrial and Commercial Registration

4.1 Provided that all the Prerequisites set forth in Article 3 hereof are met (or waived in writing by the Investor of Current Round), the Capital Increase Price of the investment shall be paid in two installments as follows:

(1) First instalment: the Investor of Current Round shall pay 50% of the Capital Increase Price on August 3, 2021, that is, RMB 15,000,000;

(2) Second instalment: the Investor of Current Round shall pay 50% of the Capital Increase Price, that is, RMB 15,000,000 within 10 days after the Company completes industrial and commercial change registration/filing for the Capital Increase and obtains a new business license and completes the disclosure in “Suzhou Small Amount Loan Company Information Disclosure System” according to relevant provisions.

The Capital Increase Price shall be paid to the bank account designated by the Company.

The bank account of the Company is as follows:

Account name: Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd.

Opening bank: Agricultural Bank of China Suzhou Industrial Park Kuatang Branch

Bank account No.: 10-550401040xxxxxx

4.2 After the Date of Delivery, the Company shall deliver the list of shareholders and contribution certificate prepared according to Article 2.4 hereof, sealed by the Company and signed by the legal representative to the Investor of Current Round.

4.3 The Company shall complete relevant industrial and commercial change registration or filing and obtain the updated business license and relevant filing certificate and provide the copies of aforesaid business license and filing certificate to the Investor of Current Round for the Capital Increase and change of articles of association within 10 Working Days after receiving the first instalment of Capital Increase Price paid by the Investor of Current Round. The parties shall provide necessary cooperation when the Company conducts the industrial and commercial change registration or filing mentioned in this article.

Article 5 Statement and Guarantee

5.1 Each party hereby make the following statement and guarantee to other parties hereby, on the Date of Signing and Date of Delivery, such statement and guarantee are true, accurate, complete and not misleading.

(1) The party is a company lawfully incorporated, validly existing and in good condition according to the laws and regulations applicable at its place of incorporation or a natural person with full capacity for civil conduct (as the case may be);

(2) The party has all powers, authorizations and approvals necessary under the laws of relevant place of incorporation to sign the Agreement and other Transaction Documents (if applicable), and all powers, authorizations and approvals necessary to fully perform each of its obligations under the Agreement and other Transaction Documents (if applicable); the representative of the party is fully authorized to sign the Agreement and other Transaction Documents (if applicable);

(3) The signing, delivery and performance of the Agreement and other Transaction Documents (if applicable) will not violate any provision of law or any order of any court or any other governmental agency; or any provision of any deed, contract or other documents to which the parties themselves or any of their property or assets are subject to; or contravene or cause a breach of any such deed, contract or other documents; or constitute a breach under such deed, contract or other documents.

5.2 The Company and Original Shareholders make the following statement and guarantee to the Investor of Current Round, on the Date of Signing and Date of Delivery, and such statement and guarantee are true, accurate, complete and not misleading.

(1) The Original Shareholders have expressly waived the pre-emption right of the Capital Increase and any other legal and agreed priority (if any); no entity other than the Original Shareholders shall have the priority of any form for the Capital Increase.

(2) The Company and its shareholders have never engaged in or entered into any agreement that may cause a major adverse effect.

(3) The Company and the Original Shareholders have no unliquidated debts and legal liabilities and liabilities that may materially affect the realization of the anticipated transaction pursuant to the terms and conditions of the Agreement or other Transaction Documents. In particular, the actual controlling persons and controlling shareholders of the Company have no liabilities of any form that may result in a change of control of the Company.

(4) The Company and the Original Shareholders have no contingent liabilities with single or total amount more than RMB 500,000 that have not been disclosed to the Investor of Current Round, including but not limited to the Company’s failure to provide the guarantee of any form to any entity or natural person shareholders.

5.3 For the purpose of completing the anticipated transactions hereunder, the Promisor hereby jointly make the following statements and guarantees to the Investor of Current Round, on the Date of Signing and Date of Delivery, such statement and guarantee are true, accurate, complete and not misleading.

(1) The Company is a joint stock limited company legally established and validly existing in accordance with the laws of the People’s Republic of China, and all the changes of the Company are in full compliance with the provisions of Chinese Laws. The existing shareholders are the legal and valid owners of the Company. Neither the Company nor any of its subsidiaries, branches has ever promised to issue or actually issued to any third party in any form any equities, shares, bonds, options or equities of the same or similar nature of the Company, other than as set forth in the list of shareholders in Appendix I. As of the Date of Delivery, there are no pledges, other security interests, third party interests or other restrictions of any form on other shares or capital contributions of the Company, except for the 10,800 shares of the Company held by the shareholder Longrich Group, which have been pledged.

(2) The previous capital contribution or Capital Increase made by the existing shareholders of the Company and relevant procedures are in full compliance with the then effective Chinese Laws and regulations, and there is no delay in capital contribution, false capital contribution or withdrawal of capital contribution. For the equity transfer of the Company before this transaction, the consideration for all previous equity transfers of the Company has been paid and there is no dispute.

(3) The Promisor has disclosed all the subsidiaries, branches of the Company and their equity structure to the Investor of Current Round. Except as disclosed in writing to the Investor of Current Round before the delivery of the Agreement, the Company does not directly or indirectly own or control any equity of any other company, partnership, trust, joint venture, organization or other entity, nor does it operate any offices or branches or subsidiaries.

(4) The Promisor voluntarily and has the full right and authorization to sign and perform the Agreement and complete the transactions mentioned herein. The Promisor has done all necessary to obtain lawful and valid authorization for the Agreement and all transactions mentioned herein. The Agreement, once being signed, shall constitute the legal, valid and binding obligations of the Promisor.

(5) The signing and performance of the Agreement shall have no contradiction and conflict with the articles of association and laws, regulations that the Promisor shall abide by, the administrative orders of government departments or other contracts or legal documents signed by the Promisor as a party, and shall not result in the violation of aforesaid provisions, or constitute the refusal or failure of performance of aforesaid provisions.

(6) The Company has all licenses, authorizations, approvals, permissions or records required by government authorities or regulatory authorities to engage in its current business.

(7) The production, operation, project construction and business activities of the Company since the establishment are in compliance with the provisions of relevant laws and regulations in all major aspects, including but not limited to industry and commerce, taxation, customs, foreign exchange, environmental protection, food safety, health, fixed assets investment, land, engineering construction, production safety, product quality, fire protection, labor, etc., and have no illegal behavior, or subject to the penalties of any form from the competent government departments. If the Investor of Current Round suffers any damage or loss due to the penalties from relevant government authorities for the violation of the above statements and guarantees by the Company, the Promisor shall jointly and severally compensate the Investor of Current Round in full for all the damage and loss so as to prevent the Investor of Current Round from suffering any damage.

(8) The financial statement as of May 31, 2021 (“date of financial statement”) submitted by the Company to the Investor of Current Round truly, accurately and completely reflect the operation conditions and financial conditions of the Company during relevant period and on the date of financial statement, in which the information reflected and content described are true, accurate and complete without any omission or concealment that may cause material effect on the transaction mentioned herein.

(9) The Company has comprehensively, accurately and completely disclose all the loans, debts, guarantees and liabilities of the Company that have occurred or to be occur according to reasonable prediction as of the signing date of the Agreement in writing to the Investor of Current Round, including but not limited to any unpaid loans (borrowings) of financial institutions, the third party guarantee made by the Company for the debt or for the benefit of any third party, and the Company currently has no actual or potential debt that has not been disclosed.

(10) The Company has filed its tax reports according to Chinese Laws and the requirements of relevant tax authorities and paid its payable tax in full and on time. The Company does not have any tax arrears, nor has it been punished by the tax authorities for any tax payment. There is no seizure of assets for non-payment of taxes by the Company. There is no dispute between the Company and the tax authority which may result in the tax liability of the Company (including the penalty levied by the tax authority).

(11) The financial system, accounting voucher and invoice management, tax reports and other major aspects of the Company are in compliance with the requirements of Chinese Laws and regulations on financial accounting.

(12) The Company enjoys legal ownership and use right on any tangible property, real estate, intangible assets owned, possessed or used by the Company, and there is no pledge, mortgage, lien, other guarantee interests, third party interests or any other restrictions on the property owned, possessed or used (except that the Company has disclosed to the Investor of Current Round in writing).

(13) The Company has fully disclosed in writing to the Investor of Current Round all the real estate owned and used by it. The Company has obtained legal and valid ownership certificate (including the housing ownership certificate and land use right certificate) for each real estate held by the Company, and there is no record of dispute on the ownership of the real estate of the Company in relevant land and real estate administration as of the knowledge of the Company. The current use of the real estate complies with the purpose approved by relevant planning and construction regulations, and will not be adversely affected by any zoning plans as of the knowledge of the Company.

(14) The Company has fully disclosed all Intellectual Property Rights owned and used by it to the Investor of Current Round in writing. The Company enjoys lawful ownership or right to use all the Intellectual Property Rights it uses (including but not limited to patents, trademarks, copyrights, proprietary technology, domain names and trade secrets), and has obtained necessary authorization or license for any business activities involving the Intellectual Property Right of others. The Company does not infringe upon the Intellectual Property Right, business secrets, know-how or other similar right of others, and has no claims, disputes or proceedings that have occurred or may occur against the Company for any infringement of Intellectual Property Right, trade secrets, proprietary information or other similar rights of any third party. All trademarks, patents, software copyrights and domain names owned by the Company have been officially registered or registered according to law, or relevant registration or registration applications have been filed according to law.

(15) All major contracts or agreements with an amount exceeding RMB 100,000 to which the Company is a party are legal, valid and enforceable, and such major contracts or agreements have been properly and fully performed without any breach of contract. Except as disclosed in writing to the Investor of Current Round, the Company has not entered into any of the following contracts or agreements: (a) Contracts or agreements not formed in the daily operations; (b) Contracts or agreements not formed on the basis of fairness and justice; (c) Related transactions; or (d) It is clearly known in signing according to the reasonable judgement that the contracts or agreements will lead to loss of the Company or damage to the interests of the Company.

“Related transactions” refer to the transactions between the Company and its related parties, shareholders, directors, Senior Management Personnel or their immediate family members or companies under their control, including but not limited to appropriation of funds, provision of financing, procurement, licensing, creditor’s rights and debts, etc.

(16) Except disclosed to Investor of Current Round, none of the directors, supervisors and management team members of the Company or their related parties are engaged in any business that is in competition with the Main Business of the Company, nor are they in the position of holding a competitive position; the directors, supervisors and management team members of the Company and their related parties do not serve as directors, supervisors, managers, advisers or provide consulting or technical support services in any other entity; the directors, supervisors and management team members of the Company and their related parties do not hold part-time positions or service as directors, managers, supervisors or advisers of any other entity. The directors, supervisors and Senior Management Personnel of the Company are in compliance with the qualifications of the applicable laws and regulations, are not involved in any major violation of laws and regulations, does not have any non-competition agreements with their former employers that have not been terminated and may affect their employment with the Company or and their continuously holding current positions with the Company after the Date of Delivery date.

(17) Except disclosed to Investor of Current Round, before the Agreement comes into effect, the Company has not signed the labor contract with any individual whose annual gross salary is more than RMB 300,000 or entered into any agreement with its employees with the severance compensation more than the national severance compensation standard (collectively signed or individually signed with the employees, in writing or orally).

(18) The behaviors of the Senior Management Personnel of the Company and other Key Personnel listed in Appendix II of the Agreement in serving in the Company or providing services to the Company do not violate any agreements or obligations with the entity other than the Company, and such agreements or obligations shall include but not limited to employment arrangement, confidentiality obligation or non-competition obligation; and the labor or service provided to the Company does not have and will not cause they and/or the Company to infringe upon the Intellectual Property Rights and business secrets of others; the ownership of any Intellectual Property Right related to the Main Business of the Company developed pursuant to the labor contract or consulting agreement signed with the Company shall belong to the Company.

(19) The Company complies with all applicable labor laws and regulations, and there is no labor disputes between the Company and its existing and former employees. The Company does not have any unpaid payable compensation or similar payment obligations arising from the termination of the labor relationship. The Company has paid and/or withheld the basic pension insurance, basic medical insurance, unemployment insurance, work-related injury insurance, maternity insurance and all other social insurance premiums and housing provident fund payable under relevant laws and regulations in full according to applicable laws and regulations. The company does not have any disputes related to social benefit insurance premium and housing provident fund, nor does it have any indication of penalties for not paying the social benefit insurance premium and housing provident fund in full.

(20) There is no ongoing lawsuit, arbitration, administrative penalty, administrative reconsideration or other legal proceedings against or concerning the Company, nor is there any circumstance that the Company shall assume legal liability or obligation based on the ruling or decision made by the court, arbitration institution or other judicial or administrative authority.

(21) The Company does not have any fact relating to the Company or its business that is not disclosed in the Agreement, in the financial statements or otherwise in writing by the Company to the Investor of Current Round which may have a major adverse effect. The statements and guarantees made by the Promisor in the negotiation and signing of the Agreement are free of any false statement, omission or misleading.

(22) The Company does not have any borrowings, loans, asset mortgage, guarantees or other encumbrances that are not disclosed in the financial statements. If the Investor of Current Round find that the Company has any of the foregoing circumstances after the signing date of the Agreement, the Investor of Current Round shall have the right to terminate the Agreement and require the Company to compensate for the losses caused to the Investor of Current Round.

The Promisor further confirms that the Investor of Current Round enters into the Agreement on the basis of full trust of the forgoing statements and guarantees.

5.4 Each of the foregoing statements and guarantees shall be deemed as separate statement and guarantee (except as expressly provided to the contrary in the Agreement) and shall not be limited or restricted for referring to or quoting any other statement and guarantee or any other articles of the Agreement.

5.5 The Promisors respectively promise that they will immediately notify the Investor of Current Round in writing if it is aware of any situation after the signing date of the Agreement and before the Date of Delivery, which will make any statement and guarantee untrue, inaccurate or misleading in any major aspect.

Article 6 Promises of the Parties

6.1 The Promisor jointly promises to the Investor of Current Round that, from the Date of Signing, the business and operation behaviors of the Company shall comply with the applicable laws of China or its place of registration in all material aspects, including but not limited to the requirements of industry and commerce, production and operation qualification, land and buildings, environmental protection, customs, taxation, human resource and social welfare, etc.

6.2 The Promisor jointly makes the following promises to the Investor of Current Round, from the Date of Signing to the Date of Registration:

(1) The Company will have operation activities in the way as usual, ensure that existing license and approval on which its business based on are legal and effective, keep its business organization complete, maintain the relationship with the third party and keep existing management personnel and employees, maintain current situation (except for normal wear) of all assets and properties owned or used, the operation nature, scope or mode of the Company will not have major change;

(2) The Company shall allow the Investor of Current Round to conduct investigation and interview on its business, assets and financial conditions, and shall provide the Investor of Current Round with all materials and information required for such investigation as reasonably required by the Investor of Current Round, provided that the Investor of Current Round and its employees and consultants shall keep relevant materials and information confidential;

(3) The undistributed profits of the Company formed before the signing date of the Agreement shall be shared by all shareholders after the Capital Increase;

(4) The Company shall not, and the Promisor shall not urge the Company to do the following unless otherwise agreed herein or the Promisor sends a written notice to the Investor of Current Round in advance and obtains the written consent of the Investor of Current Round in advance:

(a) Increase, decrease, transfer registered capital, or dispose the registered capital and equity by mortgage or other means;

(b) Announce to distribute or distribute any dividend or bonus;

(c) Undertake any merger, spin-off, operation suspension, merger, restructuring, liquidation, bankruptcy application or other similar act;

(d) Engage in other businesses outside the business scope registered on the business license and may incur punishment from the SAMR or other administrative agencies with jurisdiction;

(e) Sell, lease, transfer any property and business with single or accumulated transaction amount more than RMB 500,000 (except for those occurring in normal business operation);

(f) Make any new external investment or make any arrangement or change to the existing external investment;

(g) Sign with the third party any new borrowing or loan with amount more than RMB 5 million, monetary debt of other form and/or provide credit security or provide any guarantee (including mortgage, pledge, guarantee or other form) for self or any third party (except for those occurring in normal business operation, however, if the amount of guarantee incurred in normal business operation is higher than RMB 5 million, the Company shall notify the Investor of Current Round in advance in writing and obtain the written consent of the Investor of Current Round);

(h) Make any change to the articles of association;

(i) Enter into any agreement, contract, arrangement or transaction that may cause the debt with total amount more than RMB 5 million outside the normal operation activities or change any existing contract as a party, which causes the debt with total amount more than RMB 5 million;

(j) Make any change to the members of the Board of Directors or management and their remuneration and to the main terms of any labor contract (except as required by the Agreement); or employ any of the top five highest annually paid employees; or sign a labor contract with any employee in which the annual pay exceeds RMB 300,000; or develop and implement the employee equity incentive plan;

(k) Appoint, change the auditor of the Company or make major change to any accounting method or financial policy;

(l) License or otherwise transfer any patents, copyrights, trademarks or other Intellectual Property Rights of the Company outside the normal business operation; or allow any Intellectual Property Rights to be forfeited, expire or waived, or settle or agree to waive any legal action, dispute, claim, lawsuit, investigation or other proceeding relating to any Intellectual Property Rights; or create any third party rights in patents, copyrights, trademarks or other major assets of the Company;

(m) Take other acts that may cause major adverse effect;

(n) Sign a contract or make promise on any of aforesaid.

6.3 The parties of the Agreement shall make best efforts to promote the satisfaction of all Prerequisites.

6.4 The Promisor shall bear joint compensation liability for any and all losses (no matter whether such losses occur before or after the Date of Registration) suffered or incurred by the Investor of Current Round and Related Party, director, senior employee, employee, shareholder, agent (“the compensated party”) for the events before the Date of Registration, so as to guarantee that the interests of the compensated party are not damaged. However, relevant joint compensation liability shall be limited to the company shares held by the Promisor.

6.5 To guarantee the compliance of operation of the Company, the Promisor jointly and severally makes the following promises to the Investor of Current Round, and the corresponding parties related to the following promises and/or confirmation also make relevant promises to the Investor of Current Round (applicable in specific case):

(1) The Company will continue to comply with the provisions of relevant laws and regulations after the Date of Signing in accordance with the requirements of all laws and regulations related to labor, personnel and taxation or the decision of the Board of Directors (including but not limited to paying relevant social benefit insurance and housing provident fund in full for all employees, filing tax reports and paying payable taxes in full according to the applicable laws and regulations and the requirements of relevant tax authorities).

(2) After the Date of Signing, the Company shall gradually improve and standardize relevant systems, carry out internal structural adjustment, and realize standardized operation according to law, maintain compliance in assets, account opening, personnel, organization, business, finance, accounting, information disclosure system, internal control system and related transactions, control of external guarantee, etc. and conform to the requirements of the potential listing advisors of the Company or the Investor of Current Round (including but not limited to performing relevant internal review procedure for the related transactions occurred as of the Date of Signing).

(3) The Company promises that it will legally own or use all Intellectual Property Rights inside and outside China required for its business activities. The Intellectual Property Rights owned or used by the Company shall comply with the provisions of Chinese Laws and shall not infringe the Intellectual Property Rights or business secrets of others. The Promisor shall notify the Investor of Current Round of any claims, disputes or proceedings that may require the Company to compensate for any infringement of Intellectual Property Rights, business secrets, proprietary information or other similar rights of any third party in time. If the judicial authority determines that the Intellectual Property Rights of any third party have been infringed and it is necessary to pay compensation or fines for such infringement, the Promisor shall bear joint compensation liability to the Investor of Current Round.

(4) The Company shall urge Key Personnel (collectively referred to as “non-competition personnel” for the purpose of this article) to agree, guarantee and promise to:

(a) Bear the due diligence obligation to the Company, contribute all working time and energy to serve the Company, not to serve in other company or entity, nor take other part-time job in the competition with the Company (not matter paid or not) in any form (including establishing a new enterprise) or invest in other company or entity in the competition with the Company, otherwise, the profits obtained shall be turned over to the Company (the foregoing restrictions on the external investment of the non-competition personnel shall not apply to the investments and positions of the non-competition personnel that have been disclosed to the Investor of Current Round, and the non-competition personnel shall notify such investments and positions in time);

(b) During the period when the Investor of Current Round holds the shares of the Company, without the prior written consent of the Investor of Current Round (and shall urge and ensure that any of its Related Party) shall not, within and out of the territory of China, in any form (including but not limited to investment, merger, joint operation, joint venture, cooperation, partnership, trust, contract, lease or buying shares or equity) be directly or indirectly engaged or involved in, or assist, or support the third party other than the Company to engage in or participate in any business or activity as same as, similar to, forming competition or may form competition with the Main Business of the Company in any form, or invest and operate the entity or activity that has direct or indirect competition with the Company, or own interests in such entity or activity, and if the Company intends to develop new business, project or activity, the aforesaid non-competition personnel will not and have the obligation to urge their related parties not to engage in or participate in any business, project or activity that forms or may form direct or indirect competition with the new business, project or activity developed by the Company;

(5) The Promisor shall guarantee and urge the directors, supervisors and Senior Management Personnel of the Company to promise after the Date of Signing that they comply with the qualification requirements regulated by Chinese Laws, and perform the duty of loyalty and diligence obligations under Chinese Laws, and will not make any harm to the interests of the Company or other shareholders and have behaviors prohibited by Chinese Laws, including but not limited to misappropriating company funds, occupying company property, accepting bribes or other illegal income by taking advantage of his/her power, and intentionally causing major internal control loopholes of the Company;

(6) The Promisor shall urge the aforesaid non-competition personnel to abide by the provisions of Article 6.5, and urge such personnel to sign labor contracts, confidentiality and intellectual property ownership agreements and non-competition agreements with the Company. Such agreement shall stipulate that the aforesaid personnel shall not participate in, invest in or engage in any business directly or indirectly in competition with the Company during the tenure and within two years after resignation. In addition, the Promisor shall urge all other employees of the Company to sign labor contracts and confidentiality agreements with the Company.

Article 7 Cancellation or Termination

7.1 The Agreement shall be canceled or terminated under the following circumstances:

(1) All parties agree in writing;

(2) The Prerequisites for the Capital Increase agreed in Article 3 of the Agreement cannot be fully realized within the agreed time limit and are not waived by the Investor of Current Round.

(3) The Company fails to complete the industrial and commercial registration and filing procedures as stipulated in Article 4 hereof on the premise that the Investor of Current Round has paid the Capital Increase Price to the Company as agreed.

(4) The statement and guarantee made by any Promisor in the Agreement are proved to be false, inaccurate in major aspect or have major omission.

(5) Any Promisor violates or fails to realize the promise made under the Transaction Documents and is not waived by the Investor of Current Round.

(6) Any party fails to perform or fails to properly perform other obligations under the Agreement and fails to make remedy within 30 days after other parties send the written notice on requiring the performance of obligation.

7.2 Subject to Article 7.1(1) of the Agreement, the Agreement shall be terminated or canceled on a date unanimously agreed by the parties in writing. Subject to Article 7.1(2)-(5), the Agreement shall be terminated or canceled upon written notice given by the Investor of Current Round to the Company and the Original Shareholders. Subject to Article 7.1(6), the Agreement shall be terminated or canceled upon written notice given by relevant party to the party that has failed to perform or properly perform obligations and the non-performing party fails complete such remedies in time. Upon termination or cancellation of the Agreement, without prejudice to the provisions of Article 8 hereof, the parties shall, in the principle of fairness, reasonability and good faith, have the Company return the Capital Increase Price actually received to the Investor of Current Round to restore to the state on the Date of Signing the Agreement. However, any party shall still be liable for any loss caused to other parties due to the breach of the Agreement prior to the cancellation of the Agreement. If the administration for market regulation has registered the articles of association and the Capital Increase, all parties shall cooperate and make best efforts to cancel such registration.

7.3 If the Investor of Current Round terminates the Agreement according to Article 7.1(3)-(5), the Company and shareholders of the Company shall pay the interest calculated according to the simple annual interest of 8% on the basis of the Capital Increase Price that the Investor of Current Round has paid.

7.4 Upon termination or cancellation of the Agreement according to Article 7.1 and 7.2, all rights and obligations of the parties hereunder shall terminate, except as provided in Articles 7, 8, 9, 10, 11, 12 and 13.11.

Article 8 Compensation and Breach of Contract

8.1 Each party that constitutes breach of contract (“the default party”) shall agree to compensate all damages, losses and expenses of other non-breaching parties (“the observant party”) incurred or caused by the default party’s violation of any article herein (including but not limited to legal expenses and other expenses and costs of investigation on claims). Such compensation shall not affect any other rights and remedies conferred by the non-breaching party under applicable law or arising out of any other agreement between the parties with respect to the breach of contract. The rights and remedies of the non-breaching rising from such breach of contract shall be still effective after the rescission, termination or completion of performance of the Agreement.

8.2 For the default behavior of any Promisor in violating the statement, guarantee and/or promise and other stipulated obligation under the Agreement and other Transaction Documents, or the statement, guarantee made by the Promisor under the Transaction Documents are false, inaccurate or omitted, which results in any loss to the non-breaching party, the Promisor shall bear joint compensation liability to the non-breaching party to guarantee that the interests of the non-breaching party will not be damaged.

8.3 For any claim, lawsuit, arbitration, investigation or other legal proceedings incurred by directors (if any) and other management personnel of the Company appointed by the Investor of Current Round in the performance of their duties to the Company or the handling of the entrusted matters, the Promisor shall jointly compensate such personnel for all losses and expenses incurred thereby. Unless there is proof that the losses, expenses and relevant legal proceedings are caused by the willful or gross negligence of such personnel.

8.4 The Investor of Current Round shall bear default liability to the Promisor for its breach of statement, guarantee and/or promise and other stipulated obligation hereunder (if applicable).

Article 9 Force Majeure

9.1 If any force majeure event that any party of the Agreement cannot predict and cannot avoid or overcome after marking the best efforts occurs, such as earthquake, typhoon, flood, fire, military action, strike, riot, war, or other force majeure events agreed by the parties (each of which is referred to as “force majeure event”), which obstructs this party from performing the Agreement, this party shall immediately notify other parties without delay and shall provide details and certificate of such event within 15 days after sending the notice to explain the reason for failing or delaying to perform all or part of the obligations under the Agreement. Unless the purpose of the Agreement cannot be realized due to the force majeure event, the parties shall seek and implement a solution acceptable to all parties through negotiation.

9.2 In case of any force majeure event, the party affected by the force majeure shall not be liable for any damage, cost increase or loss of other parties caused by failing to perform or delaying to perform the obligations under the Agreement within the scope affected by the force majeure event on the premise that it has performed its obligations stipulated in Article 9.1 (however, if the party affected by the force majeure event has already incurred a delay in the performance of obligations under the Agreement when the force majeure event happens, the liability for such performance delay shall not be exempted for the force majeure event). The party claiming the occurrence of the force majeure event shall make the best efforts to take appropriate measures to reduce or eliminate the impact of the event and attempt to resume performance of the obligations delayed or obstructed by the event in the shortest possible time.

9.3 If the force majeure event or the influence of the force majeure event obstructs a party or the parties from performing all or part of the obligations under the Agreement for more than a month, or the purpose of the Agreement cannot be realized due to the force majeure event, the party not affected by the force majeure shall have the right to terminate the Agreement and be exempted from performing part of the obligations under the Agreement or delay the performance of the Agreement.

Article 10 Confidentiality

10.1 Unless obtaining the consent of other parties in advance, no party of the Agreement shall, or allow any of its Related Party, directors, senior employees, employees, shareholders, agents, or the directors, senior employees, employees or agents of the Company to disclose any article of the Agreement to anybody, unless the information is: (i) information required to be disclosed by law, if a party is required by law to disclose any confidential information, such party shall first notify the other party and discuss with other parties on such information to be disclosed, or (ii) information that is or has become publicly known not for breach of the Agreement, or (iii) information that the Investor of Current Round discloses to Senior Management Personnel, external professional advisers or investors of the Investor of Current Round who bear confidentiality obligation for business needs.

10.2 Without the prior written consent of the other party, no party shall disclose or make any announcement on any matters relating to the Agreement or the Company, unless according to applicable laws and regulations and exchange rules that any party, including the controlling shareholder of the listed company of the Investor of Current Round, is required to make any announcement or disclose the terms of Agreement according to applicable laws and regulations.

10.3 Each party shall be liable for the behaviors of respective Related Party, directors, senior employees, employees, shareholders, agents in violating any provision listed in Article 10.

Article 11 Applicable Law

11.1 The conclusion, validity, interpretation and signing of the Agreement and the settlement of all disputes in connection with the Agreement shall be governed by and interpreted by the laws of the People’s Republic of China.

Article 12 Settlement of Dispute

12.1 Competent court

Any dispute arising out of the interpretation or performance of the Agreement shall be settled through friendly negotiation first. If no agreement can be reached through negotiation, either party shall have the right to submit such dispute to the people’s court in the place where the plaintiff is located for settlement.

12.2 Continue to execute

During the negotiation or litigation relating to the dispute, the parties shall continue to perform their obligations under the Agreement in good faith in all other aspects except for the matter in dispute.

Article 13 Miscellaneous

13.1 Effectiveness

The Agreement shall become effective as of the date duly signed by the parties and shall complete the delivery after meeting the delivery condition set forth herein. For the avoidance of doubt, the parties agree that, as of the Date of Delivery, the Investor of Current Round shall enjoy the rights of shareholders (including but not limited to the rights set forth in the Supplementary Agreement to this Agreement and the rights of shareholders set forth in the Company Law or any other laws and regulations).

13.2 Modification or change

The Agreement may be modified or changed upon mutual agreement of the parties hereto. Any modification or change shall be made in writing and shall become effective after being signed by the parties to the Agreement.

13.3 Waiver

If any party of the Agreement fails to perform or delays to perform the Agreement or any right, power or privilege under any other contract or agreement related to the Agreement, it shall not be deemed as a waiver of such right, power or privilege; any separate exercise or partial exercise of such right, power or privilege shall not exclude any other excise of such right, power or privilege in the future.

13.4 Cooperation obligation

The parties of the Agreement shall actively perform the Agreement and provide all necessary cooperation, including but not limited to cooperating to sign all documents involved for performing the Agreement and other Transaction Documents, cooperating to transact relevant registration and filing procedures involved for performing the Agreement and transaction proposed in other Transaction Documents and cooperating to provide all necessary data.

13.5 Tax

Unless otherwise agreed herein, the parties hereto shall bear own taxes related to the Capital Increase.

13.6 Severability

If any of the provision of the Agreement becomes invalid, illegal or unenforceable in whole or in part for any reason in any respect, the validity, legality and enforceability of the remaining provisions of the Agreement shall not be affected or diminished in any way.

13.7 Applicability

Except as otherwise provided herein, the Agreement shall apply to the parties and their respective permitted successors and shall be binding upon the parties and their respective permitted successors.

13.8 Entire agreement

The Agreement and other Transaction Documents (including their respective appendices and Annexes) constitute the entire agreement with respect to the Capital Increase and supersede all prior consultations, negotiations, agreements and memoranda between the parties with respect to the Capital Increase. For matters related to the Capital Increase not stipulated in the Agreement, the provisions of other Transaction Documents shall be applied and observed. When the Company submits relevant documents agreed by the Investor of Current Round to the administration for market regulation and such documents are accepted by the administration for market regulation, the parties shall promise and confirm that if such documents go conflict with or are inconsistent with the provisions of the Agreement and other Transaction Documents, or such documents do not stipulate but the Agreement or other Transaction Documents stipulate, the stipulations of the Agreement or other Transaction Documents shall prevail.

The parties confirm that the signing and effectiveness of the Agreement will not affect the validity of the investment documents of previous round, and the respective provisions of the Agreement and the investment documents of previous round shall be interpreted in accordance with the following principles: (i) In case of any inconsistency between the provisions of the investment documents of previous round and those of the Agreement, the provisions of the Agreement shall prevail; (ii) Where there is a stipulation in one document but not in another, such stipulation shall prevail; (iii) In respect of a particular matter, the subsequent agreement shall supersede the previous agreement in the case they have the same contract signing party.

13.9 Non-transferable

Except as otherwise provided herein, neither party shall transfer its rights and obligations under the Agreement to a third party without the prior written consent of the other parties. Notwithstanding the foregoing, the Investor of Current Round may transfer any right and obligation under the Agreement to any third party upon prior notice to other parties without the prior written consent of other parties.

In addition, unless otherwise agreed upon through negotiation, the parties hereto shall urge any new shareholder of the Company who will directly or indirectly hold the equity of the Company in the future to sign a binding accession agreement according to the format set out in Appendix IV of the Agreement on the date of becoming a new shareholder of the Company in accordance with the provisions of Chinese law and provisions of the parties hereto. Accordingly, the new shareholders of the Company who will directly or indirectly hold equity of the Company in the future agree to abide by all provisions of the Agreement and be bound by all articles of the Agreement.

13.10 Legal changes

The parties agree that, after the signing of the Agreement, when the changes to relevant listing rules, accounting policies, audit policies, tax policies and relevant laws and regulations of China Securities Regulatory Commission, Ministry of Finance, State Taxation Administration (“legal changes”) cause adverse influence on the interests of relevant parties of the Agreement, the parties shall mutually negotiate and make the best efforts to make necessary adjustment, including but not limited to modifying the Agreement and through arrangement of other form, making the party that suffers from the adverse effect to maintain the interests obtained from the Agreement at the same level of interests that this party can obtain according to the Agreement before the legal changes.

13.11 Notice

All notices or other communications under the Transaction Documents (“notices”) shall be made in writing and delivered to the contact addresses of the parties as set forth in Appendix III or other address designated by the parties as updated in the written notice that can be sent 7 days in advance after the signing of the Agreement. If any party whose contact address is changed fails to send a written notice as aforesaid in time, the party shall bear the losses caused thereby.

The time of service of all notices shall be confirmed as follows: (i) The notice delivered face to face shall be deemed to be served when it is signed by the notified person; (ii) The notice sent by registered express mail or EMS shall be deemed to be served on the 7th Working Day after the registered express mail is delivered or when it is signed by the notified person; or (iii) The notice sent by mail shall be deemed to be served when the mail system shows that it is actually received by the notified person.

13.12 Text and signing

The Agreement is signed in 10 originals, all of which have the same legal effect. The parties agree that the Agreement may be signed by fax or by exchanging electronically scanned signing pages, provided that each party shall, within five (5) Working Days from the date of exchanging signing pages, provide the other parties with the original of respective signing page according to the number of original copies as agreed herein.

(No text below)

(No text on this page, this page is the signing page of Capital Increase Agreement of Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd.)

In witness whereof, the parties hereto have signed the Agreement on the date set forth in the Agreement

Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd. (seal)

Signature of legal representative:

Signing page of Capital Increase Agreement

(No text on this page, this page is the signing page of Capital Increase Agreement of Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd.)

In witness whereof, the parties hereto have signed the Agreement on the date set forth in the Agreement

Jiangsu Longrich Group Co., Ltd. (seal)

Signature of legal representative:

Signing page of Capital Increase Agreement

(No text on this page, this page is the signing page of Capital Increase Agreement of Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd.)

In witness whereof, the parties hereto have signed the Agreement on the date set forth in the Agreement

Jiangsu Zhongding Real Estate Development Co., Ltd. (seal)

Signature of legal representative:

Signing page of Capital Increase Agreement

(No text on this page, this page is the signing page of Capital Increase Agreement of Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd.)

In witness whereof, the parties hereto have signed the Agreement on the date set forth in the Agreement

Suzhou Fangce Information Consulting Service Co., Ltd. (seal)

Signature of legal representative:

Signing page of Capital Increase Agreement

(No text on this page, this page is the signing page of Capital Increase Agreement of Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd.)

In witness whereof, the parties hereto have signed the Agreement on the date set forth in the Agreement

Jiangsu Lingfeng Textile Group Co., Ltd. (seal)

Signature of legal representative:

Signing page of Capital Increase Agreement

(No text on this page, this page is the signing page of Capital Increase Agreement of Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd.)

In witness whereof, the parties hereto have signed the Agreement on the date set forth in the Agreement

Jiangsu Changshu Huantong Industrial Co., Ltd. (seal)

Signature of legal representative:

Signing page of Capital Increase Agreement

(No text on this page, this page is the signing page of Capital Increase Agreement of Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd.)

In witness whereof, the parties hereto have signed the Agreement on the date set forth in the Agreement

Zhao Jianhua

Signature:

Signing page of Capital Increase Agreement

(No text on this page, this page is the signing page of Capital Increase Agreement of Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd.)

In witness whereof, the parties hereto have signed the Agreement on the date set forth in the Agreement

Huang Tiancheng

Signature:

Signing page of Capital Increase Agreement

(No text on this page, this page is the signing page of Capital Increase Agreement of Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd.)

In witness whereof, the parties hereto have signed the Agreement on the date set forth in the Agreement

Lin Fenfang

Signature:

Signing page of Capital Increase Agreement

(No text on this page, this page is the signing page of Capital Increase Agreement of Suzhou Industrial Park Hongrun Rural Small Amount Loan Co., Ltd.)

In witness whereof, the parties hereto have signed the Agreement on the date set forth in the Agreement

Shanghai Juhao Information Technology Co., Ltd. (seal)

Signature of legal representative:

Appendix II of Capital Increase Agreement

Appendix I Basic Situation of the Company

Appendix II of Capital Increase Agreement

Appendix II List of Key Personnel

Appendix II of Capital Increase Agreement

Appendix III Contact Addresses of the Parties

Appendix I of Capital Increase Agreement